EXHIBIT G
ESCROW AGREEMENT
          This ESCROW AGREEMENT (this “Agreement”), dated as of September 17, 2008 by and among Discovery Communications, Inc., a Delaware corporation (“New DHC”), Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”) and JPMorgan Chase Bank, N.A. a national banking association, as escrow agent (the “Escrow Agent”).
WITNESSETH:
          WHEREAS, New DHC, Discovery Holding Company, a Delaware corporation (“DHC”), and ANPP, among others, have entered into the Transaction Agreement, dated June 4, 2008 (as amended, the “Transaction Agreement”), pursuant to which, among other things, ANPP was issued, on the date hereof, in exchange for the ANPP Contributed Assets (as defined in the Transaction Agreement), _________ shares of Series A Convertible Participating Preferred Stock, par value $0.01 per share the “Series A Preferred Stock”), of New DHC, which includes (after the completion of the transactions contemplated by the Transaction Agreement) the New DHC Series A Right (as defined in the Transaction Agreement) attached thereto, and ______ shares of Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), of New DHC, which (after the completion of the transactions contemplated by the Transaction Agreement) includes the New DHC Series C Right (as defined in the Transaction Agreement) attached thereto;
          WHEREAS, pursuant to Section 2.02(a) of the Transaction Agreement, New DHC has agreed to issue to ANPP an additional number of shares of Series A Preferred Stock (including the New DHC Series A Right attached thereto) and an additional number of shares of Series C Preferred Stock (including the New DHC Series C Right attached thereto) (collectively, the “ANPP Escrow Preferred Shares”) in respect of certain options to acquire shares of common stock of New DHC and stock appreciation rights relating to shares of common stock of New DHC;
          WHEREAS, pursuant to Section 2.05 of the Transaction Agreement, ANPP has agreed to deliver, and place in escrow with the Escrow Agent within fifteen (15) Business Days of the Closing the ANPP Escrow Preferred Shares, to be held in escrow pursuant to the terms of the Transaction Agreement and the provisions of Section 6 hereof; and
          WHEREAS, the parties are entering into this Agreement in compliance with Section 5.12 of the Transaction Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, the parties hereto agree as follows:

          1. Defined Terms. Capitalized terms used but not defined herein will have the respective meanings assigned to them in the Transaction Agreement.
          2. Appointment of Escrow Agent. New DHC and ANPP hereby appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity in accordance with the terms and conditions hereof.
          3. Deposit of ANPP Escrow Shares into Escrow Account.
               (a) Upon the determination of the number of ANPP Escrow Preferred Shares as provided in Section 2.02(a) of the Transaction Agreement, but, subject to the issuance of the ANPP Escrow Preferred Shares by New DHC to ANPP, ANPP will deposit, in accordance with Section 2.05 of the Transaction Agreement, with the Escrow Agent the ANPP Escrow Preferred Shares, all of which will be held by the Escrow Agent for the benefit of New DHC and ANPP, as applicable, in an escrow account (the “Escrow Account”) at the Escrow Agent. To the extent that any shares of Series A Preferred Stock that are ANPP Escrow Preferred Shares are converted into shares of New DHC Series A Common Stock (“Series A Conversion Shares”) or any shares of Series C Preferred Stock that are ANPP Escrow Preferred Shares are converted into shares of New DHC Series C Common Stock (“Series C Conversion Shares” and, together with the Series A Conversion Shares, the “Conversion Shares”), in each case, in accordance with the terms thereof, such Conversion Shares so issued (the “ANPP Escrow Conversion Shares” and, collectively with the ANPP Escrow Preferred Shares, the “ANPP Escrow Shares”) will continue to be held by the Escrow Agent in the Escrow Account in accordance with the terms hereof. ANPP and New DHC shall promptly notify the Escrow Agent in writing if and when the ANPP Escrow Preferred Shares convert to Common Stock. If any cash, securities or other property are issued as a dividend or other distribution on the ANPP Escrow Shares then the cash, securities or other property so received in respect of each such ANPP Escrow Share will be held and distributed in accordance with the terms and conditions of this Agreement (such cash, securities or other property, together with any income resulting from the investment thereof, the “Additional Escrow Property”).
               (b) The ANPP Escrow Shares will be deposited in the name of ANPP and, while the Escrow Agent holds the ANPP Escrow Shares in the Escrow Account, ANPP will have the sole rights of ownership applicable to such shares, including, without limitation, the right to vote the ANPP Escrow Shares.
               (c) Any time that an ANPP Escrow Share is distributed by the Escrow Agent from the Escrow Account, the Escrow Agent will also distribute to the recipient thereof, any Additional Escrow Property issued or paid in respect of such ANPP Escrow Share other than any cash, securities or other property theretofore distributed or paid to the owner of the ANPP Escrow Shares pursuant to this Agreement.

          4. Holding of ANPP Escrow Shares and Additional Escrow Property. The Escrow Agent will hold the ANPP Escrow Shares and the Additional Escrow Property in accordance with the terms of this Agreement.
          5. Investment of Additional Escrow Property. The Escrow Agent will invest any cash generated from the ANPP Escrow Shares or the Additional Escrow Property, including any cash dividends generated thereby and other earnings (including any interest on cash dividends or other cash amounts) paid in respect thereof, in any of the permitted investments set forth in Schedule 1 attached hereto.
          6. Procedures for Disbursement of ANPP Escrow Shares and Additional Escrow Property. The Escrow Agent will be authorized to make disbursements from the Escrow Account in accordance with the following provisions, but not otherwise:
               (a) Joint Instructions. If a certificate executed by both New DHC and ANPP or written instructions are given by both New DHC and ANPP to the Escrow Agent, which certificate or instructions specifically reference this Agreement and specify the conditions set forth in Section 6(b) below, and which certificate or instructions instruct the Escrow Agent to distribute the number of the ANPP Escrow Shares and the amount of Additional Escrow Property (and any interest or dividends which have been earned thereon) or such portion thereof in a particular manner to any person or persons, such ANPP Escrow Shares and Additional Escrow Property (and any interest or dividends which have been earned thereon) or such portion will be so distributed by the Escrow Agent.
               (b) Release of ANPP Escrow Shares and Additional Escrow Property.
                    (i) Upon each issuance of New DHC Series A Common Stock pursuant to the exercise of a Series A SAR, the Escrow Agent will promptly release from Escrow and distribute to ANPP (A) a number of shares of Series A Preferred Stock that are ANPP Escrow Shares (the “SAR Released Series A Preferred Shares”) equal to one-half of the quotient obtained by dividing the total number of shares of New DHC Series A Common Stock issued pursuant to such exercise of a Series A SARs by the then applicable Series A Conversion Rate (as defined in the New DHC Charter), plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such SAR Released Series A Preferred Shares, or (B) to the extent the number of shares of Series A Preferred Stock then held in the Escrow Account are insufficient to satisfy the obligation set forth in clause (A) above, then there will be released and distributed to ANPP a number of shares of Series A Conversion Shares (together with any Additional Escrow Property attributable thereto (other than amounts previously distributed pursuant to Section 6(c))) such that the number of shares of New DHC Series A Common Stock released and distributed to ANPP (assuming conversion of all SAR Released Series A Preferred Shares) is equal to fifty percent (50%) of the number of shares of New DHC Series A Common Stock issued upon exercise of such Series A SARs.
                    (ii) Upon each issuance of New DHC Series C Common Stock pursuant to the exercise of a Series C SAR, the Escrow Agent will promptly release from Escrow and distribute to ANPP (A) a number of shares of Series C Preferred Stock that are ANPP Escrow Shares (the “SAR Released Series C Preferred Shares”) equal to one-half of the quotient obtained by dividing the total number of shares of New DHC Series C Common Stock issued pursuant to such exercise of a Series C SAR by the then applicable Series C Conversion Rate (as defined in the New DHC Charter), plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such SAR Released Series C Preferred Shares or (B) to the extent the number of shares of Series C Preferred Stock then held in the Escrow Account are insufficient to satisfy the obligation set forth in clause (A) above, then there will be released and distributed to ANPP a number of shares of Series C Conversion Shares (together with any Additional Escrow Property attributable thereto (other than amounts previously distributed pursuant to Section 6(c))) such that the number of shares of New DHC Series C Common Stock released and distributed to ANPP (assuming conversion of all SAR Released Series C Preferred Shares) is equal to fifty percent (50%) of the number of shares of New DHC Series C Common Stock issued upon exercise of such Series C SARs.
                    (iii) Upon each issuance of New DHC Series A Common Stock pursuant to the exercise of a Converted Series A Option, and each issuance of New DHC Series B Common Stock pursuant to the exercise of a Converted Series B Option, the Escrow Agent will promptly release from Escrow and distribute to ANPP (A) a number of shares of Series A Preferred Stock that are ANPP Escrow Shares (the “Option Released Series A Preferred Shares” and, together with the SAR Released Series A Preferred Shares, the “Released Series A Preferred Shares”), plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such Released Series A Preferred Shares, equal to one-half of the quotient obtained by dividing (1) the result obtained by dividing (x) the aggregate number of shares of New DHC Series A Common Stock or New DHC Series B Common Stock subject to such Converted Option multiplied by the spread between the Fair Market Value (as defined below) of the shares of the applicable series of New DHC Common Stock subject to such Converted Option on the date of exercise of such Converted Option, and the exercise price of such Converted Option, by (y) the Fair Market Value of the shares of New DHC Series A Common Stock on the date of exercise of such Converted Option, by (2) the then applicable Series A Conversion Rate, or (B) to the extent the number of shares of Series A Preferred Stock then held in the Escrow Account are insufficient to satisfy the obligation set forth in clause (A) above, then there will be released and distributed to ANPP a number of shares of Series A Conversion Shares (together with any Additional Escrow Property attributable thereto (other than amounts previously distributed pursuant to Section 6(c))) such that the number of shares of New DHC Series A Common Stock released and distributed to ANPP (assuming conversion of all Released Series A Preferred Shares) is equal to fifty percent (50%) of a fraction, the numerator of which is clause (A)(l)(x) of this Section 6(b)(iii), and the denominator of which is clause (A)(l)(y) of this Section 6(b)(iii).
                    (iv) Upon each issuance of New DHC Series C Common Stock pursuant to the exercise of a Series C Option, the Escrow Agent will promptly release from Escrow and distribute to ANPP (A) a number of shares of Series C Preferred Stock that are ANPP Escrow Shares (the “Option Released Series C Preferred Shares” and, together with the SAR Released Series C Preferred Shares, the “Released Series C Preferred Shares”), plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such Released Series C Preferred Shares, equal to one-half of the quotient obtained by dividing (1) the result obtained by dividing (x) the aggregate number of shares of New DHC Series C Common Stock subject to such Series C Option multiplied by the spread between the Fair Market Value of such shares of New DHC Series C Common Stock on the date of exercise of such Series C Option and the exercise price of such Series C Option, by (y) the Fair Market Value of the shares of the New DHC Series C Common Stock on the date of exercise of such Series C Option, by (2) the then applicable Series C Conversion Rate, or (B) to the extent the number of shares of Series C Preferred Stock then held in the Escrow Account are insufficient to satisfy the obligation set forth in clause (A) above, then there will be released and distributed to ANPP a number of shares of Series C Conversion Shares (together with any Additional Escrow Property attributable thereto (other than amounts previously distributed pursuant to Section 6(c))) such that the number of shares of New DHC Series C Common Stock released and distributed to ANPP (assuming conversion of all Released Series C Preferred Shares) is equal to fifty percent (50%) of a fraction, the numerator of which is clause (A)(l)(x) of this Section 6(b)(iv), and the denominator of which is clause (A)(l)(y) of this Section 6(b)(iv).
                    (v) For purposes of this Section 6, “Fair Market Value” means, with respect to a share of any series of New DHC Common Stock on any day, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of the applicable series of New DHC Common Stock on such day (or if such day is not a trading day, the next trading day) as reported on the Nasdaq Stock Market, Inc. or if such shares are not then listed on the Nasdaq Stock Market, Inc., as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of the applicable series of New DHC Common Stock are listed on such day; provided, that, if for any day the Fair Market Value of a share of the applicable series of New DHC Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the board of directors of New DHC or any committee thereof on the basis of such quotations and other considerations as the board or its committee deems appropriate.
                    (vi) Upon the exercise of any Rollover SAR or Converted Option, the Escrow Agent will promptly release from the Escrow Account and distribute to New DHC, the number and kind of ANPP Escrow Shares relating to such Rollover SAR or Converted Option that is not otherwise distributed to ANPP as described above, plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such ANPP Escrow Shares. Upon the expiration of the time period for the exercise of any Rollover SAR or Converted Option, the Escrow Agent will promptly release from escrow and distribute to New DHC, the number and kind of ANPP Escrow Shares relating to such expired Rollover SAR or Converted Option, plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such ANPP Escrow Shares.
                    (vii) The Escrow will terminate at such time as the Rollover SARs and all the Converted Options have been exercised or the time period within which the Rollover SARs and the Converted Options are to be exercised has expired, and, upon such termination, the Escrow Agent will promptly distribute any ANPP Escrow Shares, plus all Additional Escrow Property (other than amounts previously released pursuant to Section 6(c)), attributable to such ANPP Escrow Shares, remaining in the Escrow Account to New DHC.
                    (viii) New DHC will promptly notify the Escrow Agent in writing of the satisfaction of any of the conditions set forth in sub-sections (i), (ii), (iii), (iv), (vi)

or (vii) of Section 6(b) above, which notice will include the number of ANPP Escrow Shares (and the amount of any other Additional Escrow Property related to such ANPP Escrow Shares) to be released on such date, and the Escrow Agent will not release any ANPP Escrow Shares or Additional Escrow Property prior to receipt of such written notice from New DHC.
                    (ix) To the extent a Distribution Date (as defined in the Rights Agreement, dated as of September      , 2008 (the “Rights Agreement”), between New DHC and Computershare Trust Company, N.A., as Rights Agent) occurs pursuant to the Rights Agreement, and Rights (as defined in the Rights Agreement) are distributed to ANPP in respect of the ANPP Escrow Shares, then ANPP will have the right to exercise all or a portion of such Rights pursuant to written instructions delivered to the Escrow Agent and otherwise upon the terms and conditions of the Rights Agreement and any such Rights (and any cash, securities or other property issued upon exercise, exchange or redemption of such Rights) will be received and held by the Escrow Agent and will constitute and become a part of the Additional Escrow Property.
          (c) Distribution of Tax Amount. New DHC and ANPP acknowledge that dividends and other distributions paid or made on the ANPP Escrow Shares will be received and held by the Escrow Agent, and will constitute and become a part of the Additional Escrow Property. In the event a cash dividend made with respect to the ANPP Escrow Shares is taxable to the holders of the ANPP Escrow Shares, then, and in that event, as soon as reasonably practicable following the date of payment of such dividend or distribution, ANPP, DHC or both shall direct the Escrow Agent to distribute to ANPP an amount in cash equal to the amount of such cash dividend paid with respect to the ANPP Escrow Shares multiplied by the Current Effective Tax Rate.
          (d) Further Assurances. New DHC and ANPP will take all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be reasonably required to (including executing any stock transfer documents) to effectuate the release of any ANPP Escrow Shares pursuant to this Section 6.
          (e) Application to Successor Securities. In the event that, at any time after the Closing Date, any Converted Options or Rollover SARs are converted into, exchanged for or replaced with other options, stock appreciation rights or similar securities or rights (“Successor Securities”) in a transaction or transactions not requiring a release of ANPP Escrow Shares pursuant to this Section 6, the provisions of this Section 6 will apply to such Successor Securities as nearly as possible in the same manner as they apply to Converted Options or Rollover SARs, as the case may be.
          (f) Merger or Business Combination Involving New DHC. In the event that as a result of any merger, consolidation, recapitalization or other business combination involving New DHC occurring after the Closing Date, any securities or other property are issued in exchange for or substitution for the ANPP Escrow Shares, unless this Agreement is terminated in accordance with its terms as a result of such merger, consolidation, recapitalization, or other business combination, the securities or other property issued in respect of such ANPP Escrow Shares will remain subject to the terms of this Agreement and the parties hereto will reasonably agree upon appropriate amendments, modifications or changes to this Agreement to reflect the terms hereof as applied to such new securities or other property.
          7. Escrow Agent’s Duties and Fees.
               (a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Except as provided herein, the Escrow Agent will not be subject to, or have any liability or responsibility under, nor be obliged to recognize, any other agreements or directions or instructions of any of the parties hereto or any other person in carrying out its duties hereunder.
               (b) Reliance. The Escrow Agent may rely upon, and will be protected in acting or refraining from acting upon, any written notice, instructions or requests furnished to it pursuant to the terms and provisions of this Agreement and believed by it to be genuine and to have been signed or presented by the proper party or parties in a timely fashion. The Escrow Agent will also be protected in refraining from acting upon any such notice, instructions or requests furnished to it and believed by it not to be genuine or timely furnished. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys (and, with respect to actions taken based upon the advice of such attorneys, shall only be liable for its gross negligence and willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of such attorney) and the Escrow Agent may consult with counsel and certified public accountants to be selected and retained by it as necessary. The Escrow Agent will not be liable for any such action reasonably taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of such counsel or certified public accountants. In the event that the Escrow Agent will be uncertain as to its duties or rights hereunder or will receive instructions, claims or demands from any party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it will be entitled to refrain from taking any action and its sole obligation will be to keep safely all property held in Escrow until it will be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.
               (c) Indemnification. ANPP and New DHC jointly and severally hereby agree to indemnify the Escrow Agent and its affiliates and their respective successors, assigns, officers, directors, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all, damages, claims, losses, liabilities, judgments, penalties, settlements, actions, suits, proceedings, litigation, investigations, costs and expenses (including, without limitation, the reasonable expenses and reasonable fees of outside counsel and experts) (collectively “ Losses” ) arising out of or in connection with this Agreement and the performance of its duties hereunder, the enforcement of any rights or remedies under or in connection with this Agreement or any act, omission or error by the indemnitee made, or failed to be made, in connection with this Agreement, except, in each case, in the case of the gross negligence or willful misconduct of such indemnitee, or its following any instruction or direction that is expressly forbidden by the terms hereof. This Section 7(c) will survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. ANPP and New DHC hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the ANPP Escrow Shares and Additional Escrow Property for the payment of any claim for indemnification, fees, expenses and amounts due hereunder, but any such lien, right of set-off and security interest shall not apply and shall be released, as necessary, by the Escrow Agent with respect to any ANPP Escrow Shares or Additional Escrow Property promptly upon the release of such ANPP Escrow Shares or Additional Escrow Property. In furtherance of the foregoing and upon any final adjudication by a court of competent jurisdiction that amounts are due to an the Escrow Agent or an indemnitee under this Section 7(c), the Escrow Agent is authorized and directed, but shall not be obligated, to, upon prior written notice to each of ANPP and New DHC, charge against and withdraw from the ANPP Escrow Shares and Additional Escrow Property for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 7(c). The obligations contained in this Section 7(c) shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
               (d) Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to ANPP and New DHC not less than thirty (30) calendar days prior to the effective date thereof, specifying the date upon which such resignation will take effect. In addition, New DHC and ANPP acting jointly, will have the right to terminate the appointment of the Escrow Agent by giving it thirty (30) calendar days’ notice in writing of such termination, specifying the date upon which such termination will take effect. In the event of the resignation or termination of the Escrow Agent, ANPP and New DHC will appoint a successor before the effective date thereof and will give written notice to the Escrow Agent then serving of such appointment. Upon demand of the successor Escrow Agent, and payment by New DHC and ANPP of the Escrow Agent’s fees and expenses, including the reasonable fees and expenses of its counsel, all funds and property in the Escrow Account will be turned over promptly to such successor Escrow Agent, who will thereupon be bound by all of the provisions hereof. If the parties hereto will fail to name a successor escrow agent within twenty (20) calendar days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and such resulting appointment shall be binding upon all parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the ANPP Escrow Shares and Additional Escrow Property (without obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7(c) and 7(e). Upon prior written notice to each of ANPP and New DHC, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
               (e) Fees. Simultaneously with the execution of this Agreement, the Escrow Agent will be paid a fee in accordance with the schedule set forth on Schedule 2 attached hereto, and from time to time thereafter, and will be reimbursed for any expenses reasonably incurred by it in carrying out its duties hereunder, including the reasonable fees and expenses of its counsel. Any such fees and expenses incurred on and after the date hereof will be paid by New DHC.

               (f) Additional Documents. New DHC and ANPP agree to execute and deliver to the Escrow Agent such additional documents as it may reasonably request to evidence termination of this Agreement and to evidence their consent to the distribution of funds from the Escrow Account.
               (g) No Liability. Neither the Escrow Agent nor any of its officers, directors or employees will be liable to any person or party for any action taken or omitted to be taken by it or any of its officers, directors or employees under this Agreement, except to the extent in the case of the Escrow Agent’s gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
          8. Taxes.
               (a) Unless written instructions to the contrary are given by both New DHC and ANPP to the Escrow Agent prior to the end of the tax year, interest which has been earned on the Additional Escrow Property will be allocated for tax reporting purposes to ANPP. To the extent required by law, the Escrow Agent annually will file information returns with the United States Internal Revenue Service. The parties will provide the Escrow Agent with all forms and information necessary to complete such information returns, including completed, executed Forms W-9, which will be delivered to the Escrow Agent at the time of execution of this Agreement. Any party will notify the Escrow Agent of any change of address within thirty (30) days of such change and will provide the Escrow Agent with a revised Form W-9. Should the Escrow Agent become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent may pay such taxes from the Additional Escrow Property.
               (b) New DHC and ANPP understand that, in the event the Forms W-9 are not properly certified or the taxpayer identification numbers provided therein are not correct, the Internal Revenue Code of 1986, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account.
          9. Dispute Resolution. In the event that any dispute arises with respect to this Agreement or in the event that any claim is made with respect to the ANPP Escrow Shares or Additional Escrow Property, or the Escrow Agent is faced with inconsistent claims or demands by the parties, then the Escrow Agent is authorized and directed to retain in its possession without liability to any persons or party, all of the ANPP Escrow Shares and Additional Escrow Property until such dispute will have been settled either by the mutual agreement of the parties involved or by a final, unappealable order, decree or judgment of a court of competent jurisdiction. It is hereby understood that any final unappealable, court order, judgment, decree, attachment or levy that is received by the Escrow Agent pursuant to this Section 9 will be accompanied by a letter from counsel stating that the court order, judgment, decree, attachment or levy is final and unappealable along with a letter of the payee(s), specifying the amounts, time(s) and complete wire transfer information. The Escrow Agent may, but will be under no duty to, institute or defend any legal proceeding that relates to this Agreement.
           10. Consent to Jurisdiction and Service; Waiver of Jury Trial.
               (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 11 will be effective service of process for any such action, suit or proceeding. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
               (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
          11. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by overnight courier or confirmed facsimile, as follows:
If to ANPP, to:
Advance/Newhouse Programming Partnership
5000 Campuswood Drive
E. Syracuse, NY 13057
Attn: Robert J. Miron
Facsimile: (315) 463-4127
and with a copy to:
Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attn: Craig D. Holleman, Esq.
Facsimile: (212) 381-7226

If to New DHC, to:
Discovery Communications, Inc.
One Discovery Place
Silver Spring, Maryland 20910
Attn: General Counsel
Facsimile: (240) 662-1485
With a copy to:
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attn: Frederick H. McGrath, Esq.
Facsimile: (212) 259-2530
If to the Escrow Agent, to:
JPMorgan Chase Bank, N.A
4 New York Plaza, 21st Floor
NY, NY 10004
Attn: Rola Tseng/Sandra Frierson
Facsimile: (212) 623-6168/6380
or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third Business Day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof. Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications will be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, will determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. Any notices, requests, demands, waivers and other communications received after 5 p.m. (New York City time) shall be deemed to have been received on the next Business Day. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
          12. Termination. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of a written notice of termination executed by each of New DHC and ANPP directing the distribution of all the ANPP Escrow Shares and Additional Escrow Property then held by the Escrow Agent under and pursuant to this Agreement. This Agreement will automatically terminate if and when all of the ANPP Escrow Shares and Additional Escrow Property (which includes all the securities in which any of the Additional Escrow Property will have been invested) will have been distributed by the Escrow Agent in accordance with the terms of this Agreement.
          13. Miscellaneous.
               (a) Benefit of Parties. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Upon the transfer of shares of Series A Preferred Stock to an ANPP Permitted Transferee (as defined in the New DHC Charter) pursuant to a Permitted Transfer (as defined in the New DHC Charter), (i) all then remaining ANPP Escrow Shares (plus any Additional Escrow Property attributable thereto (other than amounts previously released pursuant to Section 6(c)) shall be transferred to the ANPP Permitted Transferee in such Permitted Transfer and the parties hereto will use their respective reasonable best efforts to have any such remaining ANPP Escrow Shares issued in the name of such ANPP Permitted Transferee, and (ii) such ANPP Permitted Transferee will, as a condition to such transfer, agree to be bound by this Agreement and will be deemed to be subject to all of the rights and obligations of ANPP or any previous ANPP Permitted Transferee from whom such ANPP Permitted Transferee acquires the Series A Preferred Stock, hereunder, as if such ANPP Permitted Transferee was ANPP. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow services business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, will be and become successor Escrow Agent hereunder and vested with all the trusts, powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Except as otherwise provided herein, no assignment or attempted assignment of this Agreement or any interest hereunder will be effective without the written consent of ANPP, New DHC and the Escrow Agent. Any assignment of rights or delegation of duties under this Agreement by a party hereto without the prior written consent of the other parties hereto, if such consent is required hereby, will be void.
                (b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
               (c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
               (d) Amendments; Waivers. This Agreement may be amended, waived, supplemented or otherwise modified only by a written instrument executed by all the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

               (e) Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
               (f) Severability. Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
               (g) No Third Party Beneficiaries. The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any Person other than the parties hereto and, with respect to Section 7(c) hereof, each person identified therein.
               (h) Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by an order of a court of competent jurisdiction, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court of competent jurisdiction affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
               (i) Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
               (j) Security Procedures. In the event transfer instructions are given, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 3 hereto (“Schedule 3”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 3. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of ANPP or

New DHC’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer or Chief Financial Officer, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by ANPP or New DHC to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. ANPP and New DHC acknowledge that these security procedures are commercially reasonable.
               (k) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, ANPP and New DHC acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the ANPP and New DHC’s identity including without limitation name, address and organizational documents (“identifying information”). ANPP and New DHC agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

          IN WITNESS WHEREOF, each of New DHC, ANPP and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Charles Y. Tanabe
Charles Y. Tanabe
Senior Vice President

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP
By:	Newhouse Programming Holdings Corp., its Managing Partner

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

          IN WITNESS WHEREOF, each of New DHC, ANPP and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.
By:
Name:
Title:

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP
By:	Newhouse Programming Holdings Corp., its Managing Partner

By:	/s/ Donald E. Newhouse
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

          IN WITNESS WHEREOF, each of New DHC, ANPP and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.
By:
Charles Y. Tanabe
Senior Vice President

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP
By:	Newhouse Programming Holdings Corp., its Managing Partner

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:	/s/ Rola Tseng
	Name:	Rola Tseng
	Title:	Vice President

Schedule 1
Permitted Investments
(A) Direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (B) commercial paper rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, (C) certificates of deposit issued by a commercial bank or banks having at least $100,000,000 in undivided capital and surplus and (D) an immediately available money market account in a commercial bank or banks having at least $100,000,000 in individual capital and surplus.

Schedule 2
Schedule of Fees
$3,500, per annum, without pro-ration for partial years.

Schedule 3
Telephone Number(s) and authorized signature(s) for Person(s)
Designated to give Transfer Instructions
If to ANPP:

Name	Telephone Number	Signature

Andrew Kransdorf, Esq.	(212) 381-7137

If to New DHC:

Name	Telephone Number	Signature

Joseph A. LaSala Jr., Esq.	(240) 662-3078

Telephone Number(s) for Call-Backs and Person(s)
Designated to Confirm Transfer Instructions
If to ANPP:

Name	Telephone Number

Andrew Kransdorf, Esq.	(212) 381-7137
If to New DHC:

Name	Telephone Number

Joseph A. LaSala Jr., Esq.	(240) 662-3078
Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

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